Exhibit 10.22

February 17, 2004

D-Max West LLC

1495 Ridgeview Drive, Suite 220

Reno, NV 89509-6334

Attn: Joel Crownover

Re: Termination of Distribution Agreements

Dear Mr. Crownover:

The purpose of this correspondence is to advise you that each Distribution Agreement between Mirenco, Inc and D-Max West LLC originally dated January 24, 2003 will be terminated effective as of March 1, 2004.

The Board of Directors has determined the termination of each of the Agreements is necessary at this time as it has come to the attention of representatives of Mirenco that neither you nor your facility are properly trained or equipped to provide the services required of D-Max West in the Agreements as you had represented to the Company, and it is the Board’s belief that the contracts are therefore null and void. Specifically, D-Max West has failed to demonstrate “DISTRIBUTOR has the ability to service and repair Diesel powered vehicles and equipment and secure contracts for the sale of Mirenco Products in the” states of California, Arizona and Texas and has failed to demonstrate “DISTRIBUTOR has working knowledge of diesel vehicle electronics and the installation and service of Mirenco Products.”

As noted above, this termination shall be deemed effective March 1, 2004 and on or prior to that date, D-Max West shall return all property, equipment and confidential information of Mirence that is in its possession as of the date of termination of the Agreements.

Should you have any questions, please feel free to contact the undersigned.

Sincerely,

/s/ Richard A. Musal
Richard A. Musal
Chief Operating Officer

cc: Gregory P. Page, Esq.